Exhibit 1.1

THE ARTICLES OF INCORPORATION

OF

MITSUI & CO., LTD.

(As of June 23, 2006)

CHAPTER I

GENERAL PROVISIONS

(NAME OF THE COMPANY)

Article 1. The name of the Company shall be Mitsui Bussan Kabushiki Kaisha and it shall be styled MITSUI & CO., LTD. in English.

(OBJECT OF THE COMPANY)

Article 2. The object of the Company shall be to engage in the following business:

A.	Foreign trade, purchases and sales, wholesale, agency and brokerage business relating to the following commodities:

a.	Ferrous and non-ferrous metals and their raw materials, manufactured goods, and minerals.

b.	Coal, petroleum, natural gas and other fuels and their by-products.

c.	All kinds of machines, appliances (including measuring instruments and medical apparatus) and equipment including manufacturing equipment, communications equipment and antipollution equipment, rolling stock and vehicles, ships and boats, aerospace equipment and aircraft, and parts for the foregoing.

d.	All kinds of chemical products, salt, fertilizers, high-pressure gas, explosives, pharmaceuticals (including medicines, non-medicinal drugs, medicine for veterinary use, narcotics, poisons and stimulants), radio isotopes, cosmetics, and raw materials for the foregoing.

e.	Cereals, sugar, oils and fats, feeds and their raw materials; livestock, agricultural, dairy and marine products, processed foods, alcoholic beverages and other foodstuffs and drinks.

f.	All kinds of textile products and their raw materials.

g.	All kinds of fur products and raw fur.

h.	Lumber, cement, other building materials and housing-related equipment.

i.	Rubber, pulp, paper and their manufactured goods; tobacco, cigars, cigarettes and sundry goods.

j.	Industrial water and drinking water.

B.	Exploration, development, manufacturing, processing, scrapping and recycling business relating to the above-mentioned items.

C.	Acquisition, planning, preservation, utilization and disposition of copyright, patents and other intellectual property rights, know-how, systems technology and other software, including acting as an intermediary in such transactions.

D.	Information processing and supply, telecommunications, broadcasting, advertising, publishing, printing and translation businesses, and the production and sale of audio and visual copyright products.

E.	Forestry, sawmilling and lumber processing businesses.

F.	Chattel leasing business.

G.	Secondhand goods business.

H.	Transportation and transportation agency, land transportation, marine transportation business, port transportation, freight forwarding, customs brokerage, shipping agency and warehousing businesses.

I.	Intermediary business for non-life insurance, insurance under the Automobile Liability Law, life insurance sales and overseas non-life reinsurance business.

J.	Construction sub-contracting, building design and supervision and management of various construction works.

K.	Acquisition, disposition, leasing, other utilization and development of real estate and acting as an intermediary in such transactions.

L.	Supply and development of hot springs.

M.	Surveying and research relating to land, sea and sky.

N.	Investing in, purchasing, selling and brokering negotiable instruments, etc.

O.	Lending money, guaranteeing and assuming debts, sale and purchase of various receivables, foreign exchange transactions and conducting any other financing business.

P.	Operation and management of medical facilities, day-care facilities, sports facilities, restaurants, and hotel and travel businesses.

Q.	Planning, administration and implementation of various events.

R.	Temporary personnel placement, employment agency, and personnel education, guidance and training to develop appropriate job skills and qualifications.

S.	Maintenance and management of real estate.

T.	Investment, commodities investments sales and advisory services, securities investment advisory services, trustee services, sale of beneficial interests in trusts, investment trust management services and asset management services for investment corporations.

U.	Generation, supply, and sale and purchase of electricity.

V.	Administrative agency services for management, labour and accounting work.

W.	Buying, selling, and derivative transactions for greenhouse gas emission rights and related intermediary services.

X.	Agency and intermediary services for credit card applications.

Y.	Consultancy business relating to the foregoing items.

Z.	Other lines of business relating to any of the foregoing items.

(PRINCIPAL OFFICE)

Article 3. The Principal Office of the Company shall be established in Chiyoda-ku, Tokyo.

(ORGANIZATIONAL BODIES)

Article 4. The Company shall have the following organizational bodies other than the General Meeting of Shareholders and Directors:

1.	Board of Directors

2.	Corporate Auditors

3.	Board of Corporate Auditors

4.	Accounting Auditor

(METHOD OF GIVING PUBLIC NOTICES)

Article 5. Public notices of the Company shall be given by electronic means. However, if the Company cannot give public notices by electronic means because of an accident or any other unavoidable event, public notices shall be given in the Nihon Keizai Newspaper.

CHAPTER II

SHARES

(TOTAL NUMBER OF ISSUABLE SHARES)

Article 6. The total number of shares that can be issued by the Company shall be 2,500,000,000.

(ISSUE OF SHARE CERTIFICATES)

Article 7. The Company shall issue share certificates in respect of its shares.

The kind of share certificates issued by the Company shall be governed by the Share Handling Regulations established by the Board of Directors.

(ACQUISITION OF COMPANY SHARES BY RESOLUTION OF THE BOARD OF DIRECTORS)

Article 8. The Company may acquire its own shares through market transactions or otherwise following a resolution by the Board of Directors.

(SHARE UNITS AND NON-ISSUANCE OF SHARE CERTIFICATES FOR SHARES CONSTITUTING LESS THAN ONE UNIT )

Article 9. The number of shares constituting one unit shall be 1,000 shares.

Notwithstanding the provisions of Article 7, the Company shall not issue any share certificates in respect of shares constituting less than one unit. However, this shall not apply to matters otherwise provided for in the Share Handling Regulations.

(PURCHASE OF SHARES TO MAKE ONE UNIT)

Article 10. Shareholders (including the beneficial owners of shares; hereinafter the same) who hold shares constituting less than one unit of the Company’s shares may, as provided for by the Share Handling Regulations, request the Company to sell to them a number of shares which, in combination with the number of shares already held by them, will constitute one full unit of shares.

(MANAGER OF THE REGISTER OF SHAREHOLDERS)

Article 11. The Company shall have a manager of its register of shareholders.

The manager of the register of shareholders and that manager’s place of business shall be designated by a resolution of the Board of Directors and public notice thereof shall be given.

The preparation and retention of the register of shareholders (including the register of beneficial owners of shares; hereinafter the same), the ledger of share purchase options and the register of lost share certificates of the Company, and other operations relating thereto shall be outsourced to the manager of the register of shareholders, and shall not be handled by the Company itself.

(SHARE HANDLING REGULATIONS)

Article 12. The Share Handling Regulations established by the Board of Directors shall govern matters relating to the exercise of shareholder rights, other administration relating to shares and share purchase options, and the fees charged for these matters.

CHAPTER III

GENERAL MEETING OF SHAREHOLDERS

(CONVENING OF MEETINGS)

Article 13. An Ordinary General Meeting of Shareholders shall be convened in the month of June, every year.

An Extraordinary General Meeting of Shareholders may be convened from time to time whenever necessity arises.

(RECORD DATE FOR THE ORDINARY GENERAL MEETING OF SHAREHOLDERS)

Article 14. The record date for voting rights at the Company’s Ordinary General Meeting of Shareholders shall be March 31 every year.

(CHAIRMAN)

Article 15. A director appointed by the Board of Directors shall act as Chairman of the General Meeting of Shareholders. In case the appointed director is prevented from so acting, another Director present shall act in his place in the manner previously determined by resolution of the Board of Directors.

(INTERNET POSTING OF REFERENCE MATERIALS FOR GENERAL MEETINGS OF SHAREHOLDERS, AND DEEMED PROVISION OF INFORMATION)

Article 16. The Company may, in convening a General Meetings of Shareholders, post on the Internet information required to be recorded or indicated in reference documents for General Meetings of Shareholders, business reports, financial statements and consolidated financial statements in accordance with the provisions of laws and regulations. Such posting of information may be deemed to constitute provision of such information to shareholders.

(REQUIREMENTS FOR A RESOLUTION)

Article 17. Except as otherwise provided in laws and regulations or in these Articles of Incorporation, the resolutions of a General Meeting of Shareholders shall be adopted by a majority of the votes of the shareholders present and entitled to exercise voting rights.

Resolutions of a General Meeting of Shareholders pursuant to Article 309, Paragraph 2 of the Corporate Law shall be adopted when shareholders having one-third or more of the total voting rights of shareholders entitled to exercise voting rights are present at the meeting, and when approved by two-thirds or more of the votes of the shareholders present.

(EXERCISE OF VOTING RIGHTS BY PROXY)

Article 18. A shareholder may exercise his/her voting rights by proxy who shall be one shareholder of the Company with voting rights.

(MINUTES)

Article 19. The minutes of a General Meeting of Shareholders shall record the substance of the proceedings of the Meeting and conclusions thereof and other matters provided for by laws and regulations, and shall be kept at the Company.

CHAPTER IV

DIRECTORS AND THE BOARD OF DIRECTORS

(ELECTION)

Article 20. Directors shall be elected at a General Meeting of Shareholders. Resolutions for such elections shall require the presence of shareholders having one-third or more of the total voting rights of all shareholders entitled to exercise voting rights.

The election of Directors shall not be conducted by cumulative voting.

(TERM OF OFFICE)

Article 21. The term of office of a Director shall expire at the close of the Ordinary General Meeting of Shareholders with respect to the last business year ending within one year after his/her election as Director.

(NOTICE OF MEETING OF BOARD OF DIRECTORS)

Article 22. To convene a meeting of the Board of Directors, notice to that effect shall be sent to each Director and each Corporate Auditor three days prior to the date set for the meeting, provided however that this period may be shortened in case of emergency.

(REPRESENTATIVE DIRECTORS AND DIRECTORS WITH SPECIFIC TITLES)

Article 23. Representative Directors, one of whom shall be the President, shall be elected by a resolution of the Board of Directors.

The Board of Directors may elect one Chairman of the Board of Directors and one Vice Chairman of the Board of Directors. However, in case of necessity, one additional Vice Chairman of the Board of Directors may be elected.

(WRITTEN BOARD RESOLUTIONS)

Article 24. In accordance with Article 370 of the Corporate Law, the Company shall deem a resolution of the Board of Directors to have been adopted if all the Directors agree in writing or electromagnetic record thereto and other requirements provided for in laws and regulations are satisfied.

(RULES OF BOARD OF DIRECTORS)

Article 25. Except as otherwise provided in laws and regulations or in these Articles of Incorporation, the matters pertaining to the Board of Directors shall be governed by the Rules of the Board of Directors to be established by the Board of Directors.

(EXEMPTION OF DIRECTORS FROM LIABILITY)

Article 26. The Company may, by a resolution of the Board of Directors, limit the liability of a Director to the extent permitted by laws and regulations.

The Company may conclude contracts with external Directors to limit the liability of such directors to the extent permitted by laws and regulations.

CHAPTER V

CORPORATE AUDITORS AND

BOARD OF CORPORATE AUDITORS

(NUMBER)

Article 27. The Company shall have three or more Corporate Auditors.

(ELECTION)

Article 28. The Corporate Auditors shall be elected at a General Meeting of Shareholders. Resolutions for such elections shall require the presence of shareholders having one-third or more of the total voting rights of all shareholders entitled to exercise voting rights.

(TERM OF OFFICE)

Article 29. The term of office of a Corporate Auditor shall expire at the close of the Ordinary General Meeting of Shareholders with respect to the last business year ending within four years after his/her election as Corporate Auditor.

(NOTICE OF MEETING OF BOARD OF CORPORATE AUDITORS)

Article 30. To convene a meeting of the Board of Corporate Auditors, notice to that effect shall be sent to each Corporate Auditor three days prior to the date set for the meeting, provided however that this period may be shortened in case of emergency.

(RULES OF BOARD OF CORPORATE AUDITORS)

Article 31. Except as otherwise provided in laws and regulations or in these Articles of Incorporation, the matters pertaining to the Board of Corporate Auditors shall be governed by the Rules of the Board of Corporate Auditors to be established by the Board of Corporate Auditors.

(EXEMPTION OF CORPORATE AUDITORS FROM LIABILITY)

Article 32. The Company may, by resolution of the Board of Directors, limit the liability of a Corporate Auditor to the extent permitted by laws and regulations.

The Company may conclude contracts with external Corporate Auditors to limit the liability of such auditors to the extent permitted by laws and regulations.

CHAPTER VI

ACCOUNTS

(BUSINESS YEAR)

Article 33. The business year of the Company shall be from the 1st of April of each year through to the 31st of March of the following year.

(RECORD DATE FOR DIVIDENDS OF SURPLUSES)

Article 34. The record date for dividends of surpluses shall be the 31st of March of each year.

(RECORD DATE FOR INTERIM DIVIDENDS)

Article 35. The Company may pay interim dividends by a resolution of the Board of Directors, the record date of which shall be the 30th of September of each year.

(PERIOD OF EXCLUSION REGARDING DIVIDENDS)

Article 36. In the case of cash dividends, the Company shall be released from liability for their payment if such dividends have not been received after the lapse of three years from the date of the commencement of payment.

CHAPTER VII

MISCELLANEOUS

(DEBENTURE REGISTER MANAGER FOR FOREIGN CURRENCY DEBENTURES)

Article 37. The Company may have a debenture register manager in foreign countries with respect to foreign currency debentures.